Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicole Culbertson
(650) 849-1649

Essex Announces Third Quarter 2010 Earnings Results
Year to Date Essex Has Acquired Ten Communities for $460 Million

Palo Alto, California – November 3, 2010 - Essex Property Trust, Inc. (NYSE:ESS) announces its third quarter 2010 earnings results and related business activities.

Funds from Operations (“FFO”) for the quarter ended September 30, 2010, totaled $39.9 million or $1.25 per diluted share compared to $50.8 million, or $1.69 per diluted share for the quarter ended September 30, 2009.  The Company’s FFO, excluding non-core items, totaled $39.6 million, or $1.24 per diluted share for the quarter ended September 30, 2010, compared to $38.0 million or $1.26 per diluted share for the quarter ended September 30, 2009.  Net income available to common stockholders for the quarter ended September 30, 2010 totaled $6.4 million or $0.21 per diluted share compared to $21.7 million, or $0.74 per diluted share for the quarter ended September 30, 2009, respectively.

A reconciliation of FFO for non-core items can be found on page S-3 in the Company’s Supplemental Financial Information package.

Same-Property Operations

Same-property operating results exclude properties that do not have comparable results.  The table below illustrates the percentage change in same-property revenues, operating expenses, and net operating income (“NOI”) for the quarter and nine months ended September 30, 2010 compared to September 30, 2009:

	Q3 2010 compared to Q3 2009			YTD 2010 compared to YTD 2009
	Revenues	Expenses	NOI	Revenues	Expenses	NOI
Southern California	-0.9%	2.3%	-2.5%	-2.6%	1.6%	-4.5%
Northern California	-2.0%	-3.6%	-1.1%	-4.9%	-0.8%	-7.0%
Seattle Metro	-5.0%	-3.3%	-6.1%	-8.5%	-2.9%	-11.6%
Same-property average	-1.9%	-0.6%	-2.6%	-4.3%	0.0%	-6.5%

The table below illustrates the sequential percentage change in same-property revenues, expenses, and NOI for the quarter ended September 30, 2010 versus the quarter ended June 30, 2010:

	Q3 2010 compared to Q2 2010
	Revenues	Expenses	NOI
Southern California	0.2%	6.7%	-3.0%
Northern California	0.5%	1.3%	0.1%
Seattle Metro	0.2%	6.9%	-3.8%
Same-property average	0.3%	5.1%	-2.2%

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

Same-property financial occupancies for the quarters ended are as follows:

	9/30/10	6/30/10	9/30/09
Southern California	96.5%	97.1%	96.7%
Northern California	97.2%	97.5%	97.6%
Seattle Metro	96.7%	97.3%	97.0%
Same-property average	96.7%	97.2%	97.0%

acquisitions

Year to date, the Company has purchased ten communities for approximately $460 million in new acquisitions, exceeding our expected acquisitions goal at the beginning of the year of $300 million.

As previously announced, in July, the Company acquired 101 San Fernando, a 323-unit community with 9,200 square feet of retail located in downtown San Jose, California for $64.1 million, and The Commons, a 264-unit community located in Campbell, California for $42.5 million.

In September, the Company acquired Bella Villagio, a 231-unit community located in San Jose, California for $54.0 million.  This community was built in 2004 and contains a mix of one, two and three bedroom floor plans.  Each unit features granite countertops, maple cabinetry, a full-sized washer and dryer, and nine foot ceilings.  Property amenities include a fitness center and yoga room, pool and two spas and a business center.  The community is located nearby major freeways and provides easy access to commute corridors in San Jose.

Also in late September the Company acquired Muse, a 152-unit community under development located in the North Hollywood Arts District of Los Angeles, California for $39.1 million.  Unit amenities at the property include stainless steel appliances, a full-sized washer and dryer and walk-in closets, and the community also features a rooftop pool and spa as well as a fitness center and 8,200 square feet of ground-floor retail space.  The property is within walking distance of a variety of shopping, dining and entertainment in North Hollywood.  The Company expects to complete construction of the leasing office, retail space, and interior and exterior finishes by the first quarter of 2011 with pre-leasing activities commencing in November of 2010.

As previously announced in May, the Company purchased a note secured by Santee Court, a 165-unit adaptive re-use condominium community with 36,700 square feet of retail space located in downtown Los Angeles, California.  The note was purchased for $21.0 million, a $4.7 million discount to the outstanding principal balance under the note.  In late October, the Company purchased the property for $31.1 million in a multiple bid process. The property is located within walking distance to a variety of shopping and entertainment including the Staples Center and L.A. Live.  Community amenities include a rooftop pool and spa, basketball court and barbecue area.  The property was previously an industrial building built in 1911 and was approved for multi-family housing in 2004.  Each unit was renovated to include polished concrete floors, 14-foot ceilings, granite countertops and maple cabinetry.

In October, the Company acquired two communities including Courtyard off Main, a 110-unit community with 7,500 square feet of retail located in Bellevue, Washington for $30.0 million.  The property was built in 2000 and features spacious units which include a deck and fireplace, and a fitness center and recreation room.  The property is situated within the “Old Main” region of Bellevue which features a variety of restaurants, shopping and services all within walking distance.

Also in October, the Company acquired Magnolia Nest, a 97-unit condominium development located in the Valley Village district of Los Angeles, California for $29.9 million that will be operated as an apartment community.  The majority of the construction of the community is complete and pre-leasing initiatives will commence in early November 2010, and initial occupancy is expected by the first quarter of 2011.  The property features a fitness center, spa, barbecue area and putting green.  Each unit features upgraded finishes, new appliances, a fireplace as well as a private patio or balcony.  The property is located in close proximity to Studio City and Burbank and provides easy access to multiple freeways.

In early November, the Company acquired Corbella at Juanita Bay, a 169-unit community located in Kirkland, Washington and bordered by the Juanita Beach Park at Lake Washington for $23.4 million.  The property was built in 1978, and the units were renovated in 2006 to include new cabinets, appliances, lighting, a full-sized washer and dryer, and a deck or patio.  Community amenities include a pool area and cabana, and a new leasing center.

Co-investment

During the quarter, the Company invested $12.0 million as a preferred equity interest investment in a related party entity that owns a 768-unit apartment community in Anaheim, California.  The preferred return for this investment during the first five years is 13% per annum and the preferred return increases to 15% thereafter.

Development

During the quarter, two communities reached stabilized occupancy – Fourth & U, a 171-unit property located in Berkeley, California and Joule, a 295-unit community located in Bellevue, Washington.

Essex Skyline at MacArthur Place, located in Santa Ana, California is currently 56% leased and 50% occupied. During the quarter, the Company completed construction of an on-site leasing office and initial occupancy in the south tower commenced in October.

Also during the quarter, construction was completed and initial occupancy commenced at Axis 2300, a 115-unit community located in Irvine, California.  The community is currently 75% leased and 65% occupied.

Liquidity and Balance Sheet

Common Stock

During the quarter, the Company issued 495,900 shares of common stock at an average price of $109.81, for $53.6 million, net of fees and commissions, and in October the Company issued 491,100 shares of common stock at an average price of $112.89, for $54.6 million net of fees and commissions.  Year to date through October, the Company has issued 1,629,200 shares of common stock at an average price of $106.71, for $171.3 million, net of fees and commissions.

Marketable Securities

In October, the Company sold $34.9 million of marketable securities for a gain of $3.4 million.

Mortgage Notes Payable

In July, as previously announced, the Company paid-off two maturing loans that were cross collateralized by five communities totaling $129.5 million, including a $73.6 million loan at a fixed rate of 8.2% and a $55.9 million loan at a fixed rate of 7.7%.  The Company obtained fixed rate mortgage loans totaling $130.1 million for two of the communities that were part of the cross collateralized loan pool paid-off in July.  The fixed rate mortgage loans are secured by Hillcrest Park and Bel Air for $72.2 million and $57.9 million, respectively, and mature in July 2020, at a fixed rate of 4.6%.  The Company settled $100.0 million in forward-starting swap contracts in July for $16.7 million in payments to the counterparties.  The settlement of the forward-starting swaps increased the effective interest rate on the Hillcrest Park and Bel Air mortgage loans to 6.0%, and during the quarter, the Company incurred $1.6 million in expense related to the ineffectiveness of certain forward-starting swap hedges.

In conjunction with acquisition of Bella Villagio, the Company assumed a $35.6 million mortgage loan at a fixed rate of 6.1% which matures in October 2016.  The interest rate was unfavorable compared to currently available market rates for mortgage loans, and thus the Company recorded a $4.0 million loan premium to reflect the debt at fair value with a corresponding increase to the carrying value of the property.  This results in an effective interest rate for this loan of 3.8%.

As previously announced, the joint venture that owns Essex Skyline at MacArthur Place obtained an $80.0 million secured loan in July, for a four year term plus a one year extension, at an interest rate of LIBOR plus 285 basis points.  Also in July, the Company financed the acquisition of 101 San Fernando with $35.2 million of tax exempt bonds and the Company entered into a three year total return swap (“TRS”) related to the bonds with a commercial bank.  Under the terms of the TRS the company pays a variable amount equal to the SIFMA Index (Securities and Industry and Financial Markets Association) plus 150 basis points on a notional amount equal to the accreted value of the bonds, as defined in the TRS agreement.  Upon termination of the TRS, the Company will receive or pay a settlement amount based on a formula stated in the TRS agreement.

Unsecured Line of Credit Facility

In late October, the Company entered into an agreement to increase the capacity on its unsecured line of credit facility from $200.0 million to $275.0 million with an accordion feature to $350.0 million.  The spread decreased to 240 basis points from 300 basis points over LIBOR based on the Company’s current credit rating, and the line matures in December 2011 with two one-year extension options.

Guidance

The Company has increased its full year 2010 FFO guidance from a range of $5.14 to $5.30 per diluted share to $5.35 to $5.45 per diluted share.  The midpoint of the full year 2010 FFO Guidance increased $0.18 to $5.40 primarily as a result of  the October 2010 gain on sale of marketable securities and the additional accretion of interest income due to a change in estimate for the Santee Court note receivable.

Conference Call with Management

The Company will host an earnings conference call with management to discuss its quarterly results on Thursday, November 4, at 9:00 a.m. PDT (12:00 p.m. EDT), which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (877) 407-4018, no passcode is necessary.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the third quarter earnings link. To access the replay digitally, dial (877) 870-5176 using the Conference ID - 358486. If you are unable to access the information via the Company’s Web site, please contact the Investor Relations department at investors@essexpropertytrust.com or by calling (650) 494-3700.

Corporate Profile

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (NYSE:ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages apartment communities located in highly desirable, supply-constrained markets. The Company currently has ownership interests in 142 apartment communities (29,146 units), and has 997 units in various stages of development.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

Funds from Operations (“FFO”) Reconciliation

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for non-cash charges such as depreciation and amortization of rental properties, gains/losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and ability to pay dividends.

FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (“GAAP”) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to the Company’s calculation.

The following table sets forth the Company’s calculation of FFO for the three and nine months ended September 30, 2010 and 2009.

	Three Months Ended September 30,		Nine Months Ended September 30,
Funds from Operations (In thousands)	2010	2009	2010	2009
Net income available to common stockholders	$6,377	$21,739	$28,986	$75,418
Adjustments:
Depreciation and amortization	31,638	29,895	93,385	88,173
Gains not included in FFO, net of disposition costs	-	(2,237)	-	(5,091)
Noncontrolling interest and co-investments	1,914	1,394	5,954	6,097
Funds from Operations	39,929	50,791	128,325	164,597

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements under the caption “Guidance” with respect to 2010 FFO per diluted share, and statements and estimates set forth under the caption “Acquisitions” on page 2 of this press release regarding construction completion and initial occupancy dates and statements and estimates set forth under the captions “Development Pipeline” and “Redevelopment Pipeline” on pages S-9 and S-10 of the Company’s Supplemental Financial Information Package, which accompanies this press release, regarding estimated costs of property development and redevelopment and regarding the anticipated timing of redevelopments and of the construction start, construction completion, initial occupancy and stabilization of property development.  The Company's actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development projects, unexpected difficulties in leasing of development projects, total costs of development investments exceeding the Company’s projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC).  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including the Company’s most recent Report on Form 10-K for the year ended December 31, 2009.